Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of
American Financial Realty Trust:
We consent to the incorporation by reference in the registration statements (Nos. 333-119602, 333-104000, 333-118918 and 333-138825) on Form S-3 and in the registration statement (No. 333-109754) on Form S-8 of American Financial Realty Trust of our reports dated February 28, 2007, with respect to the consolidated balance sheets of American Financial Realty Trust as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of American Financial Realty Trust. Our report dated February 28, 2007 on the consolidated financial statements refers to an accounting change as the result of the Company’s adoption of SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.
KPMG LLP
Philadelphia, Pennsylvania
February 28, 2007